Exhibit 99-1

STOCK OWNERSHIP POLICY

(As Adopted by the Board of Directors on September 19, 2011)

The Board has established stock ownership guidelines for the Chief Executive Officer and the non-employee directors to further align their economic interests with those of the Company’s shareholders.  These guidelines provide for the minimum amount of Company common stock that the Chief Executive Officer and non-employee directors should own.  The guidelines took effect in September 2011, and are required to be met within five years of their effective date or, if later, from the date that the individual initially joins the Board or is appointed to the position of Chief Executive Officer.

Under these guidelines, the Chief Executive Officer is required to own at least 265,000 shares of Company common stock and each non-employee director is required to own at least 10,000 shares.  For these purposes, stock ownership includes shares (including time vesting restricted stock and units) owned directly or held in trust by an individual.  It does not include shares that an individual has the right to acquire through stock options or performance vesting restricted stock units.

Each individual is required to retain 50% of the net after-tax shares they acquire under the Company’s equity plans until the thresholds are achieved.  No sales of existing shareholdings are permitted until the required thresholds are attained, but once attained, an individual may sell any shares that exceed the applicable threshold.